UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 12, 2019 (April 8, 2019)

ClearOne, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33660	87-0398877
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5225 Wiley Post Way, Suite 500, Salt Lake City, Utah	84116
(Address of principal executive offices)	(Zip Code)

+1 (801) 975-7200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2019, the Board of Directors (the “Board”) of ClearOne, Inc. (the “Company”) increased the size of the Board from three (3) to four (4) persons and elected Bruce Whaley as a member of the Board effective as of April 16, 2019 to serve a term expiring at the next annual meeting of stockholders of the Company or until his earlier death, resignation or removal. The Board has determined that Mr. Whaley qualifies as an independent director under Sections 5605(a)(2) and 5605(c)(2) of the NASDAQ Stock Market Rules. Concurrent with Mr. Whaley’s election to the Board, Mr. Whaley also has been appointed to serve on the Audit Committee of the Board.

As an independent member of the Board, Mr. Whaley will be entitled to participate in the Company’s compensation program for directors. Independent directors receive an annual cash retainer of $30,000 and $100 per month for each Board committee served on. All directors are eligible to receive equity awards under the Company’s equity compensation plans if, as and when such awards may be determined by the Board or its compensation committee. All directors are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Except as set forth above, there are no agreements or understandings between the Company and Mr. Whaley in respect of his service as a director of the Company, nor are there any transactions in which Mr. Whaley has any interests that are subject to disclosure by the Company as related person transactions pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARONE, INC.

Date: April 12, 2019	By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
Chief Executive Officer (Principal Executive Officer)